Exhibit 10.1

SeaChange International, Inc.

177 Huntington Avenue, Suite 1703, PMB 73480

Boston, Massachusetts 02115-3153

www.seachange.com

January 23, 2023

Mr. Mark Szynkowski

44 Lakeview Drive

Monroe, NY 10950

Dear Mark:

I am pleased to formally offer for to you, on behalf of SeaChange International, Inc. (Nasdaq: SEAC) (“SeaChange” or the “Company”), a promotion to the position of Senior Vice President –Chief Financial Officer, a direct report to the Chief Executive Officer. This key and important role for the Company will be categorized as a Section 16 Officer of the Company.

The scope of responsibility of the Chief Financial Officer of our public company will encompass the typical span of control, including: Accounting, Tax, Treasury, FP&A and Corporate Development, Internal Audit, Real Estate, Director and Officer Insurance, and Compliance Matters that are customary for the Finance and Accounting office of the Company. As this is a senior position directly reporting to me, we will often be teaming on the most critical matters along with my other direct reports, including our President and General Counsel.

This offer has the support of our Compensation Committee and Board of Directors, subject to confirming everything has already been completed under our hiring requirements described below. Your start date is Monday, January 23, 2023.

The starting annual base salary for this position is $205,000 (subject to all required payroll taxes, deductions and withholdings) that will be paid semi-monthly.

You will continue to be eligible to participate in the Company’s annual Short-Term Incentive (“STI”) cash bonus plan, now at the SVP level, as established by the Board each year. For fiscal 2024 (ending on January 31, 2024), the Board shall set specific target metric goals which, if met within parameters determined by the Compensation Committee, shall make you eligible to receive a target cash bonus of up to thirty percent (30%) of your annual base salary, prorated for your time of service with the Company, specifically for fiscal 2024. The STI is a performance-based plan, and the Board will approve the criteria for the target metrics typically based on the fiscal 2024 Board approved budget, and other factors in their sole discretion. Bonus plans are reviewed and approved annually by the Board, and the Board reserves the right to modify such plans. You must be employed by the Company on the date bonus payments are made in order to be eligible to receive such payment, typically after the annual Form 10-K is finalized.

You will also continue to be eligible to participate in the Company’s Long-Term Incentive (“LTI”) equity plan as established by the Board, at the discretion of Compensation Committee.

SeaChange International, Inc.

177 Huntington Avenue, Suite 1703, PMB 73480

Boston, Massachusetts 02115-3153

www.seachange.com

After six (6) months of employment as Chief Financial Officer with SeaChange, in the event that (i) your employment is terminated by SeaChange other than for Cause (as defined in SeaChange’s Change in Control Agreement (the “CIC Agreement”)) or on the account of death or disability and (ii) subject to your execution of a general release and satisfaction agreement, in form and substance acceptable to the Company (which shall include, without limitation, a mutually agreed to noncompete provision of one year), you shall be entitled to severance (“Severance”) in an amount equal to six (6) months of base salary, payable in 12 semi-monthly installments, subject to applicable payroll taxes, deductions and withholdings. If your employment is terminated due to a Change in Control of the Company, your severance benefits will be governed by the CIC Agreement for executives, currently under development.

Please be advised that neither this letter nor its terms, constitutes a contract of employment, or a guarantee of employment for a specific period of time. This letter represents a summary of our at-will employment relationship and, as such, is subject to modification by SeaChange. Both you and SeaChange will have the right to terminate the employment relationship at any time, with or without reason or notice.

You will continue to be eligible, on the same basis as other employees of SeaChange, to participate in and receive benefits under our 401(k) plan and any SeaChange group medical, dental, life, disability or other group insurance plans or Company policies. Your eligibility to participate in and receive any particular benefit is subject to, and governed solely by, the applicable plan document. SeaChange reserves the right to modify, change or terminate its benefits and benefit plans from time to time in its sole discretion. Usual, reasonable, and customary business expenses will be reimbursed to you or advanced on your behalf provided, however, that any such expenses not included within SeaChange’s budget shall be subject to Audit Committee review and approval.

This offer, along with the Employee Noncompetition, Nondisclosure and Developments Agreement, and the Indemnification Agreement, that you entered into pursuant to your current employment with the Company, constitutes the complete agreement between you and SeaChange, contains all of the terms of your proposed employment with SeaChange and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and SeaChange. No variations, modifications or amendments to this offer shall be deemed valid unless reduced to writing and signed by SeaChange and you.

If you have any questions or require clarification, please contact me for resolution. To indicate acceptance of these terms, please sign and return a copy of this letter.

We look forward to your acceptance.

SeaChange International, Inc.

177 Huntington Avenue, Suite 1703, PMB 73480

Boston, Massachusetts 02115-3153

www.seachange.com

Sincerely,

/s/ Peter D. Aquino

Peter D. Aquino,

Chief Executive Officer and Chairman of the Board

Response requested by January 24, 2023:

I accept the above employment offer and agree to its terms and conditions. By accepting this offer of employment, I acknowledge that no prior employment obligations or other contractual restrictions exist which preclude my employment with SeaChange. I represent that I am not relying on any representations made to me by anyone other than as set forth above.

Accepted:

/S/ MARK SZYNKOWSKI	Date:	1/23/2023
Mark Szynkowski

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